Exhibit (a)(3)


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November 16, 2007



TO:        SHAREHOLDERS OF BANK BUILDING CORPORATION

SUBJECT:   OFFER TO PURCHASE SHARES

Dear Shareholder:

As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer") the Purchasers named in the attached Offer (collectively the "Purchasers") are offering to purchase up to 79,649 Shares of common stock (the "Shares") in BANK BUILDING CORPORATION (the "Corporation") at a purchase price equal to:

                                  $5 per Share
                                  ------------

The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in BANK BUILDING CORPORATION without the usual transaction costs associated with market sales or transfer fees. Reasons you may wish to sell your Shares include:

     o EQUAL TO HIGHEST OFFER PRICE KNOWN. Our offer is equal to the price paid by the Corporation's Secretary and Treasurer, Jane Ann Davis on September 21, 2007, as reported on Form 4 filed on EDGAR. We are unaware of any other trading prices.

     o ABSENCE OF DIVIDENDS. According to the Corporation, "The Corporation has not paid dividends since its incorporation and no dividends are anticipated in the foreseeable future." (Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

     o INFINITE LIFE OF CORPORATION. Our offer provides you with the opportunity to receive a guaranteed amount of money in a specified time period. The Corporation's life is infinite, so investors may not see liquidity for some time.

     o ILLIQUIDITY OF SHARES. The Corporation has stated that "[m]anagement believes that the consideration for any shares of stock that may have been traded in recent years has been minimal." (Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

After carefully reading the enclosed Offer, if you elect to tender your Shares, mail (using the enclosed pre-addressed, postage paid envelope) or fax (then mail) a duly completed and executed copy of the Letter of Transmittal (printed on blue paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                         MacKenzie Patterson Fuller, LP
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119

If you have any questions or need assistance, please call the Depositary at 800-854-8357.

This Offer expires (unless extended) December 21, 2007.